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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

DECEMBER 5, 2005

FOR FURTHER INFORMATION CONTACT:
LIBERTY MEDIA CORPORATION                   PROVIDE COMMERCE, INC.
JOHN ORR                                    GORDON BIGLER
(720) 875-5622                              (858) 909-4171


           LIBERTY MEDIA TO ACQUIRE PROVIDE COMMERCE FOR $477 MILLION

                       STRENGTHENS POSITION IN E-COMMERCE

ENGLEWOOD, COLORADO AND SAN DIEGO, CALIFORNIA - Liberty Media Corporation (NYSE:L; LMC.B) ("Liberty") and Provide Commerce, Inc. (Nasdaq: PRVD) ("Provide") today announced they have entered into a definitive agreement for Liberty Media to acquire Provide Commerce, Inc., an e-commerce marketplace of websites for perishable goods marketed under the brands: ProFlowers(R), Cherry Moon Farms(SM), Uptown Prime(R), and Secret Spoon(SM). Under the terms of the agreement approved by both boards of directors, Liberty will pay $477 million in cash, or $33.75 per Provide share.

"Provide Commerce is a market leader in online perishable goods and through its advanced supply chain and superior execution, has built scale and a strong competitive position. This is a testament to the caliber and dedication of the Provide management team and we are thrilled to welcome them to the Liberty family," stated John C. Malone, Liberty's Chairman and Chief Executive Officer. Dr. Malone added, "We believe in the power of video to drive television and web-based retailing businesses and Provide is a compelling addition to our strategy."

"The philosophy of Liberty and its affiliates is consistent with Provide's culture and our unrelenting focus on our customers," said Provide Commerce CEO Bill Strauss. "We look forward to working with the other Liberty Internet and video companies to accelerate profitable growth."

The proposed transaction is expected to close in the second calendar quarter of 2006. Completion of the transaction is subject to regulatory approval, Provide Commerce stockholder approval and other customary closing conditions. Vesting of outstanding
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options and restricted stock grants will be accelerated and holders of options and warrants will receive cash payments equal to the difference between the cash price per share and the respective exercise prices. JP Morgan Securities Inc. served as financial advisor to the board of directors of Provide Commerce. Following the acquisition, Provide Commerce will remain a separate subsidiary within Liberty.

In connection with the proposed transaction, Jovian Holdings LLC has agreed to vote the shares it owns or controls in favor of the proposed transaction or against any alternative proposal, in addition to other customary agreements. Jovian Holdings owns or controls approximately 29% of the outstanding common stock of Provide Commerce.

As of September 30, 2005 Provide Commerce had a cash balance of $60 million.

ABOUT LIBERTY MEDIA CORPORATION

Liberty Media Corporation (NYSE: L, LMC.B) owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. Its businesses include some of the world's most recognized and respected brands and companies, including QVC, Encore, Starz, IAC/InterActiveCorp, Expedia and News Corporation.

ABOUT PROVIDE COMMERCE, INC.

Provide Commerce(SM) operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. The Company's platform combines an online storefront, proprietary supply chain management technology and established supplier relationships to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce launched its marketplace in 1998 to sell and deliver fresh cut flowers for everyday and special occasions such as Thanksgiving, Christmas, birthday and anniversary events, through its ProFlowers(R) brand and website, WWW.PROFLOWERS.COM. Provide Commerce also offers fresh fruit and premium meat direct from the supplier through its Gourmet Food business unit. To date, these offerings consist of Cherry Moon Farms(SM), WWW.CHERRYMOONFARMS.COM, and Uptown Prime(R), WWW.UPTOWNPRIME.COM and Secret Spoon(SM), WWW.SECRETSPOON.COM. For more information, please visit WWW.PRVD.COM.

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FORWARD-LOOKING STATEMENTS
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Statements in this press release, other than historical information, may be
"forward-looking" in nature within the meaning of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations about Liberty Media, Provide Commerce and the proposed transaction and include, but are not limited to, statements about the accretive nature of the proposed transaction, the ability of Provide Commerce to leverage the Liberty Media resources following the closing of the proposed transaction, the timing of the closing of the proposed transaction, receipt of regulatory approval or Provide Commerce stockholder approval or the occurrence of other closing conditions. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect the ability of the parties to consummate the proposed transaction and successfully execute the business model thereafter, include, but are not limited to, the failure to (a) receive regulatory or Provide Commerce stockholder approval, (b) successfully integrate Provide Commerce's e-commerce marketplace,
(c) compete successfully in a highly competitive e-commerce environment or (d) retain Provide Commerce's employees, as well as the factors disclosed in Liberty Media's and Provide Commerce's filings with the U.S. Securities and Exchange Commission, available via Liberty Media's website at WWW.LIBERTYMEDIA.COM and at Provide Commerce's website at WWW.PRVD.COM. Neither company undertakes any obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Provide Commerce has agreed to file a proxy statement in connection with the proposed Merger. The proxy statement will be mailed to the stockholders of Provide Commerce. Investors are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the Merger. Investors may obtain free copies of these documents (when they are available) and other documents filed by the Company with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by going to the Company's corporate website at WWW.PRVD.COM or by contacting: Investor Relations, Provide Commerce, Inc., 5005 Wateridge Vista Drive, San Diego, California 92121.

Liberty Media and Provide Commerce, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that Provide Commerce's officers and directors have in the Merger will be available in the proxy statement. Information regarding Liberty Media's directors and executive officers is contained in Liberty Media's Annual Report on Form 10-K for the year ended December 31, 2004, which is filed with the SEC. Information regarding Provide Commerce's directors and executive officers is contained in Provide Commerce's Annual Report on Form 10-K for the year ended June 30, 2005, which is filed with the SEC. These documents are available free of charge at the SEC's web site at www.sec.gov or by going to Provide Commerce's corporate website at WWW.PRVD.COM.